POWER OF ATTORNEY

          The undersigned officers and trustee of Gold Bank Funds (the “Registrant”) hereby appoint Malcolm M. Aslin, David B. Anderson, Larry D. Armel and Stephen R. Oliver (with full power to each of them to act alone) as his/her attorneys-in-fact and agents, in all capacities, to execute, deliver and file, in the names of the undersigned, any and all instruments that said attorneys and agents may deem necessary or advisable to enable the Registrant to comply with, or register any security issued by the Registrants under, the Securities Act of 1933, as amended, and/or the Investment Company Act of 1940, as amended, and the rules, regulations and interpretations thereunder, including but not limited to, any registration statement, including any and all pre- and post-effective amendments thereto, any other document to be filed with the U.S. Securities and Exchange Commission and any and all documents required to be filed with respect thereto with any other regulatory authority.  Each of the undersigned grants to each of said attorneys, full authority to do every act necessary to be done in order to effectuate the same as fully, to all intents and purposes, as he/she could do if personally present, thereby ratifying all that said attorneys-in-fact and agents may lawfully do or cause to be done by virtue hereof.

          This Power of Attorney may be executed in one or more counterparts, each of which shall be deemed to be an original, and all of which shall be deemed to be a single document.

          The undersigned officers and trustee hereby executes this Power of Attorney on the 12thday of April, 2005.

George R. Adair, Trustee	David B. Anderson, Trustee, Chief Investment Officer and Vice President

Larry D. Armel, Trustee and Chairman	Malcolm M. Aslin, Trustee and President

Norman L. Cochran, Trustee	Sue Heckart, Trustee

/s/ Roland R. Hines

Roland R. Hines, Trustee	Lee E. Derr, Chief Financial Officer